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                           SWITCHBOARD INCORPORATED

                                   AMENDMENT

                                       TO

                           1999 STOCK INCENTIVE PLAN


     The 1999 Stock Incentive Plan, as amended (the "Plan"), of Switchboard Incorporated, a Delaware corporation, is hereby amended as follows:

     1.  Section 8(c)(2) of the Plan is amended and restated as set forth below:

          (2) Consequences of Acquisition Event on Options. Upon the occurrence of an Acquisition Event, or the execution by the Company of any agreement with respect to an Acquisition Event, the Board shall provide that all outstanding Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof). For purposes hereof, an Option shall be considered to be assumed if, following consummation of the Acquisition Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Acquisition Event, the consideration (whether cash, securities or other property) received as a result of the Acquisition Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Acquisition Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Acquisition Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in Fair Market Value to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Acquisition Event.

          Notwithstanding the foregoing, if the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, such Options, then the Board shall, upon written notice to the Participants, provide that all then outstanding Options will become exercisable in full as of a specified time prior to the Acquisition Event and will terminate immediately prior to the consummation of such Acquisition Event, except to the extent exercised by the Participants before the consummation of such Acquisition Event; provided, however, that in the event of an Acquisition Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Acquisition Event (the "Acquisition Price"), then the Board may instead provide that all outstanding

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     Options shall terminate upon consummation of such Acquisition Event and that each Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of Common Stock with respect to which such outstanding Options are then exercisable, exceeds (B) the aggregate exercise price of such Options. To the extent all or any portion of an Option becomes exercisable solely as a result of the first sentence of this paragraph, upon exercise of such Option the Participant shall receive shares subject to a right of repurchase by the Company or its successor at the Option exercise price. Such repurchase right (1) shall not apply to (y) any shares subject to the Option that were exercisable under its terms without regard to the first sentence of this paragraph and (z) up to an additional 25% of the shares (applied pro rata over all vesting periods accelerated pursuant to the first sentence of this paragraph) subject to the Option that were not exercisable under its terms without regard to the first sentence of this paragraph and (2) shall lapse at the same rate as the Option would have become exercisable under its terms (with respect to the shares that are subject to the repurchase right).

          If any Option provides that it may be exercised for shares of Common Stock which remain subject to a repurchase right in favor of the company, upon the occurrence of an Acquisition Event, any shares of restricted stock received upon exercise of such Option shall be treated in accordance with
     Section 8(c)(3) as if they were a Restricted Stock Award.

     2. Section 9(e) of the Plan is hereby amended and restated as set forth below:

          (e) Each Participant shall pay to the Company, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax liability. Except as the Board may otherwise provide in an Award, when the Common Stock is registered under the Exchange Act, Participants may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value, such that the total tax withholding cannot exceed the Company's minimum statutory withholding (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

     Except to the extent amended hereby, the Plan is in all respects hereby ratified and confirmed and shall continue in full force and effect.

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